Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Announces the Addition of

Terry Allison Rappuhn to the Board of Directors

Nashville, Tennessee (January 11, 2022) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that Terry Allison Rappuhn has joined its Board of Directors and will serve as a member of its Audit Committee.

Ms. Rappuhn has served on six public company boards with revenue ranging from $70 million to $5 billion, primarily among healthcare provider companies. She served as an audit committee member and financial expert for all six boards, while concurrently chairing four of those committees. She also served as the Chief Financial Officer for Quorum Health Group from 1999 to 2001. Ms. Rappuhn began her career as a Certified Public Accountant at Ernst & Young, LLP.

Along with Ms. Rappuhn’s executive-level financial expertise and leadership, she brings cybersecurity governance skills to HealthStream’s Board. She holds a CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors and Carnegie Mellon University.

Ms. Rappuhn’s exceptional performance across multiple executive and director roles has earned national recognition through the years. Most recently, she was listed among Women Inc.’s “2019 Most Influential Corporate Board Directors” and Directors & Boards Magazine’s “2018 List of Directors to Watch.”

With a long-standing passion for healthcare delivery, Ms. Rappuhn has been actively involved in public service organizations. She founded Westminster Home Connection, a not-for-profit organization that makes homes safe and functional for older adults to age-in-place. Ms. Rappuhn also served as a project leader for the Healthcare Financial Management Association’s (HFMA) Patient Friendly Billing initiative, along with other key HFMA initiatives.

“Ms. Rappuhn makes an outstanding addition to our Board of Directors,” said Robert A. Frist, Jr., Chairperson and Chief Executive Officer of HealthStream. “Her distinguished record of accomplishments and financial expertise brings a wealth of experience to HealthStream. I expect that she will add a valuable perspective to Board discussions as she advises the Company.”

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial results associated with the acquisition may not be achieved, and that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, filed on October 28, 2021, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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